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                                                            EXHIBIT 12


               CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                      COMPUTATION OF EARNINGS TO
                     FIXED CHARGES AND EARNINGS TO
         COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                           For the years ended December 31,
                                                            (In thousands, except ratios)

                                                1993          1992          1991           1990          1989
Earnings from continuing operations            $41,812       $45,239       $44,929       $42,544       $41,548
Income taxes                                    19,565        18,595        18,918        18,648        18,450
Earnings from continuing operations
  before income taxes                           61,377        63,834        63,847        61,192        59,998

Fixed charges:
  Interest, long-term debt                      22,089        26,142        28,192        26,190        27,707
  Interest, other                                2,750         1,604         2,233         5,515         5,769
  Amortization of debt expense and
    premium, net                                 1,402         1,282         1,118           983           792
  Portion of rental expense representative
    of interest factor                             485           547           527           595           611
       Total fixed charges                      26,726        29,575        32,070        33,283        34,879

Earnings from continuing operations before
  income taxes and fixed charges               $88,103       $93,409       $95,917       $94,475       $94,877

Ratio of earnings to fixed charges               3.30x         3.16x         2.99x         2.84x         2.72x


Fixed charges from above                       $26,726       $29,575       $32,070       $33,283       $34,879
Preferred dividends                              3,008         3,440         3,008         1,267         2,403
       Total fixed charges and preferred
         stock dividends                       $29,734       $33,015       $35,078       $34,550       $37,282

Ratio of earnings to combined fixed charges
  and preferred stock dividends                  2.96x         2.83x         2.73x         2.73x         2.54x
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